As filed with the Securities and Exchange Commission on May 20, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
BAXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-0781620 (I.R.S. Employer Identification No.)

One Baxter Parkway Deerfield, Illinois (Address of Principal Executive Offices)	60015-4633 (Zip Code)
Baxter International Inc. 2011 Incentive Plan
(Full title of the plan)
Stephanie A. Shinn
Associate General Counsel and Corporate Secretary
Baxter International Inc.
One Baxter Parkway, Deerfield, Illinois 60015-4633
(Name and address of agent for service)
(847) 948-2000
(Telephone number, including area code, of agent for service)
Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $1.00 par value per share	40,000,000 shares	$ 59.51	$ 2,380,400,000	$ 276,365

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of determining the registration fee on the basis of the average of the high ($59.90) and low ($59.11) prices for the Common Stock as reported on the New York Stock Exchange on May 17, 2011

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Baxter International Inc. (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 23, 2011;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 3, 2011;
     (c) The Registrant’s Current Report on Form 8-K filed with the Commission on May 9, 2011; and
     (d) The description of the Registrant’s Common Stock, $1.00 par value per share, contained in the registration statement filed with the Commission under Section 12 of the Exchange Act and any other amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the Registrant’s Common Stock registered hereby will be passed upon for the Company by Stephanie A. Shinn, Associate General Counsel and Corporate Secretary of the Company. Ms. Shinn owns shares of, and options on, the Registrant’s Common Stock, as a participant in various stock and employee benefit plans.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article NINTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its and its subsidiaries’ directors and officers against certain liabilities that may arise as a result of such service to the fullest extent permitted by the General Corporation Law of the State of Delaware.
     The Registrant is also empowered by Section 102(b)(7) of the General Corporation Law of the State of Delaware to include a provision in its certificate of incorporation to limit under certain circumstances a director’s liability to it or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article EIGHTH of the Registrant’s Amended and Restated Certificate of Incorporation states that to the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, directors of the Registrant shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Under currently applicable Delaware law, directors will remain liable for damages for (i) a breach of their duty of loyalty to the Registrant and its stockholders; (ii) acts or omissions not in good faith; (iii) their intentional misconduct or knowing violation of law; (iv) unlawful dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.
     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act or the Exchange Act.
     The Registrant has entered into indemnification agreements with its officers and directors. These agreements provide for full indemnification, including indemnification for judgments or settlements against an officer or director in favor of the Registrant, with certain exceptions. This indemnity could apply to liabilities under the Securities Act in certain circumstances.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
     A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, by-laws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on May 20, 2011.

BAXTER INTERNATIONAL INC.
/s/ Robert L. Parkinson, Jr.
Name:	Robert L. Parkinson, Jr.
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby severally constitutes and appoints Stephanie A. Shinn and Robert J. Hombach, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Parkinson, Jr. Robert L. Parkinson, Jr	Chairman and Chief Executive Officer (principal executive officer)	May 20, 2011

/s/ Robert J. Hombach Robert J. Hombach	Corporate Vice President and Chief Financial Officer (principal financial officer)	May 20, 2011

/s/ Michael J. Baughman Michael J. Baughman	Corporate Vice President and Controller (principal accounting officer)	May 20, 2011

/s/ Blake E. Devitt Blake E. Devitt	Director	May 20, 2011

/s/ John D. Forsyth John D. Forsyth	Director	May 20, 2011

/s/ Gail D. Fosler Gail D. Fosler	Director	May 20, 2011

/s/ James R. Gavin III, M.D. Ph.D James R. Gavin III, M.D Ph.D	Director	May 20, 2011

/s/ Peter S. Hellman Peter S. Hellman	Director	May 20, 2011

/s/ Wayne T. Hockmeyer, Ph.D. Wayne T. Hockmeyer, Ph.D.	Director	May 20, 2011

Signature	Title	Date

/s/ Carole J. Shapazian Carole J. Shapazian	Director	May 20, 2011

/s/ Thomas T. Stallkamp Thomas T. Stallkamp	Director	May 20, 2011

/s/ K. J. Storm K. J. Storm	Director	May 20, 2011

/s/ Albert P. L. Stroucken Albert P. L. Stroucken	Director	May 20, 2011

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 18, 2006).

4.2	Bylaws of the Registrant, as amended and restated on November 11, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 17, 2008).

4.3	Baxter International Inc. 2011 Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 18, 2011).

5.1	Opinion of Counsel.

15.1	Acknowledgement of PricewaterhouseCoopers LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to Registration Statement).